Exhibit 99.1

Egalet Reports First Quarter 2019 Financial Results

and Plan to Change Company Name to Zyla Life Sciences

— Acquisition of five new products completed increasing net product sales to $17.6 million—an increase of more than 100% from the fourth quarter 2018 and 180% from the first quarter 2018—

—SG&A and R&D expenses were $16.9 million for the first quarter 2019, comparable to the first quarter of 2018—

—Company reiterates revenue guidance of between $80 and $90 million for 2019—

Wayne, Penn. — May 16, 2019 — Egalet Corporation (OTCQX: ZCOR) (“Egalet”), a growing commercial-stage life sciences company, today reported financial results for the first quarter ended March 31, 2019 and announced it will change its name to Zyla Life Sciences (“Zyla”) in the coming weeks. The name change reflects an intention to shift the company’s focus from an abuse-deterrent technology company to a broader commercial life sciences business committed to bringing important products to patients and healthcare providers. The company will continue to trade under the ZCOR ticker on the OTCQX.

“In late January, we closed the acquisition of five new products, completed the necessary field training and began promotion of the acquired products resulting in our portfolio of medicines generating $17.6 million in net product sales in the first quarter of 2019,” said Bob Radie, president and chief executive officer of Egalet. “That sales number reflects the expanded product portfolio in two of the three months of the quarter. We also reduced our first quarter sales and marketing, research and development and general and administrative costs below that of the first quarter of last year reinforcing the rationale for the transaction. We are reiterating that we expect our revenue to be between $80 and $90 million for 2019. Based on the trajectory of the business, we believe with our cash on hand and that available through our revolving credit facility, the company will not have a near-term need to raise capital. Having substantially transformed the company, we are changing our name to Zyla Life Sciences.”

2019 First Quarter and Recent Highlights

•                  Closed restructuring transaction and acquisition of five new products: SoluMatrix® products, VIVLODEX® (meloxicam), TIVORBEX® (indomethacin) and ZORVOLEX® (diclofenac)), and INDOCIN® (indomethacin) suppositories and INDOCIN® oral suspension;

•                  Expanded sales force to 87 and began promotion of acquired assets;

•                  Established $20 million revolving line of credit; and

•                  Sold rights to Parvulet technology platform to Adare Pharmaceuticals.

2019 First Quarter Financial Results

•                  Cash Position: As of March 31, 2019, Egalet had cash and restricted cash totaling $10.8 million. Cash used in operating activities for the three months ended

March 2019 was $15.6 million. Cash provided by investing activities for the three months ended March 31,2019 was $5.0 million. Cash used in financing activities for the three months ended March 31, 2019 was $14.3 million, consisting of $19.1 million repayments to the former 13.0% note holders, partially offset by $4.8 million net proceeds from the revolving line of credit.

•                  Net Product Sales: Net product sales were $17.6 million for the three months ended March 31, 2019 compared to $6.3 million for the three months ended March 31, 2018. The increase was largely due to the addition of the five acquired products at the end of January 2019.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $13.0 million for the three months ended March 31, 2019 compared to $2.2 million for the three months ended March 31, 2018. The increase was due to increased sales and the revaluation of inventory in connection with the product acquisition and reorganization.

•                  G&A Expenses: General and administrative expenses were $8.8 million for the three months ended March 31, 2019 compared to $7.1 million for the three months ended March 31, 2018. The increase was due to an increase in stock-based compensation expense and an increase in regulatory fees related to the acquisition of the SoluMatrix® and INDOCIN products. These expenses were partially offset by a decrease in ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII post-marketing study fees and a decrease in salary expense due to reduced headcount.

•                  S&M Expenses: Sales and marketing expenses were $7.9 million for the three months ended March 31, 2019 compared to $9.1 million for the three months ended March 31, 2018. The decrease was primarily because of reduced marketing expenses due to the discontinuation of the promotion of ARYMO ER in September 2018.

•                  R&D Expenses: Research and development expenses were $191,000 for the three months ended March 31, 2019 compared to $1.3 million for the three months ended March 31, 2018. This decrease was driven by a discontinuation of operating expenses that did not directly support the growth of our commercial business.

•                  Interest Expense: Interest expense was $2.1 million for the three months ended March 31, 2019 compared to $3.6 million for the three months ended March 31, 2018. The decrease was driven primarily by the cancellation of the 5.5% Convertible Notes and 6.5% Convertible Notes.

•                  Reorganization: The gain from reorganization was $114.6 million for the three months ended March 31, 2019. This was comprised of the gain on extinguishment of debt, revaluation of assets and liabilities, and partially offset by professional fees.

•                  Net Income (Loss): Net income for the three months ended March 31, 2019 was $96.8 million compared to a net loss of ($12.4) million for the three months ended March 31, 2018. The net income increase was driven by the gain as a result of the reorganization.

Earnings Conference Call Information

Egalet’s management will host a conference call to discuss the first quarter 2019 financial results today:

Date:	Thursday, May 16, 2019
Time:	4:30 p.m. EDT
Webcast (live and archive):	egalet.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10131503

About Egalet

Egalet plans to change its name to Zyla Life Sciences. The name change reflects an intention to shift the company’s focus from an abuse-deterrent technology company to a broader commercial life sciences business committed to bringing important products to patients and healthcare providers. Egalet is currently focused on marketing its portfolio of products for pain and inflammation. The company portfolio includes seven products: SPRIX® (ketorolac tromethamine) Nasal Spray, ZORVOLEX® (diclofenac), VIVLODEX® (meloxicam), TIVORBEX® indomethacin), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII. To augment our product portfolio, we are looking to acquire additional product candidates or approved products to develop and commercialize.

For full prescribing information, boxed warnings and medication guides, please visit the following sites for each product: sprix.com, vivlodex.com, zorvolex.com, tivorbex.com, and oxaydo.com. Prescribing information, the boxed warning and medication guide for INDOCIN suppositories and oral suspension can be found at dailymed.nlm.nih.gov. Egalet to be renamed Zyla Life Sciences effective June 3, 2019.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: our ability to continue as a going concern; the impact of our bankruptcy on our business going forward, including with regard to relationships with vendors and customers, employee attrition, and the costs and expenses resulting from our bankruptcy; the impact of our acquisition of five products from Iroko Pharmaceuticals, Inc., including our assumption of related liabilities, potential exposure to successor liability and credit risk of Iroko and its affiliates; our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our current and future indebtedness; our ability to maintain compliance with the covenants in our debt documents; the level of commercial success of our products; our ability to execute on our sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the rate and degree of market acceptance of any of our products; the success of competing products that are or become available; the entry of any generic products for any of our products, or any delay in or inability to reformulate SPRIX; recently enacted and future legislation and regulations regarding the healthcare system; the accuracy of our estimates of the size and characteristics of the potential markets for our products and our ability to serve those markets; our failure to recruit or retain key personnel, including our executive officers; obtaining and maintaining intellectual property protection for our products; our ability to operate our business without infringing the intellectual property rights of others; our ability to integrate and grow any businesses or products that we may acquire; the outcome of any litigation in which we are or may be involved; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@egalet.com
Tel: 484-259-7370

Use of non-GAAP Financial Measures

Due to the company’s emergence from Chapter 11 proceedings as of January 31, 2019 and adoption of fresh start accounting effective on February 1, 2019, the results for the first quarter fiscal year 2019 are required by GAAP to be presented separately as the predecessor period from January 1, 2019 through January 31, 2019  (the “Predecessor” period) and the successor period from February 1, 2019 through March 31, 2019 (the “Successor” period). The application of fresh start accounting results in a new basis of accounting, making the results of the Predecessor period not comparable to the results of the Successor period. We have, however, combined results of the Predecessor and Successor periods for discussion purposes as we believe it provides the most meaningful basis to analyze our period over period results and is more useful in identifying any trends regarding the company’s overall performance. Refer to the Consolidated Statements of Operations accompanying this press release for more information, including a reconciliation of combined results to our Predecessor and Successor results.

Consolidated Balance Sheets
(in thousands, except share and per share data)

(Unaudited)

	Successor	Predecessor
	Mar 31, 2019	Dec 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,387	$35,323
Marketable securities, available for sale	—	4,988
Accounts receivable	39,944	8,006
Inventory	23,276	2,639
Prepaid expenses and other current assets	3,258	2,715
Other receivables	—	846
Total current assets	76,865	54,517
Intangible assets, net	120,974	4,281
Restricted cash	400	400
Property and equipment, net	3,941	1,059
Right of use asset, net	1,745	—
Goodwill	58,747	—
Deposits and other assets	2,151	1,676
Total assets	$264,823	$61,933
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$11,569	$8,561
Accrued expenses	58,925	24,584
Debt - current, net	2,635	—
Acquisition-related contingent consideration	1,200	—
Other current liabilities	1,043	—
Total current liabilities	75,372	33,145
Debt - non-current portion, net	92,957	—
Acquisition-related contingent consideration	13,800	—
Deferred income tax liability	24	24
Credit agreement	5,000	—
Other liabilities	1,165	536
Total liabilities not subject to compromise	188,318	33,705

Liabilities subject to compromise	—	139,588

Stockholders’ equity (deficit):
Predecessor common stock—$0.001 par value; 275,000,000 shares authorized; 56,547,101 shares issued and outstanding at December 31, 2018	—	55
Successor common stock—$0.001 par value; 100,000,000 shares authorized; 9,360,968 shares issued and outstanding at March 31, 2019	9	—
Additional paid-in capital	86,988	276,569
Accumulated other comprehensive income	(9)	869
Accumulated deficit	(10,483)	(388,853)
Total stockholders’ equity (deficit)	76,505	(111,360)
Total liabilities and stockholders’ equity (deficit)	$264,823	$61,933

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Successor	Predecessor	Non-GAAP	Predecessor
	Period from	Period from	Period from	Period from
	Feb 1, 2019	Jan 1, 2019	Jan 1, 2019	Jan 1, 2018
	through	through	through	through
	Mar 31, 2019	Jan 31, 2019	Mar 31, 2019	Mar 31, 2018
Revenue
Net product sales	$15,810	$1,775	$17,585	$6,261
Total revenue	15,810	1,775	17,585	6,261

Costs and Expenses
Cost of sales (excluding amortization of product rights)	12,461	554	13,015	2,216
Amortization of product rights	2,332	171	2,503	537
General and administrative	3,365	5,413	8,778	7,073
Sales and marketing	5,131	2,773	7,904	9,055
Research and development	5	186	191	1,303
Restructuring and other charges	—	799	799	—
Change in fair value of contingent consideration payable	200	—	200	—
Total costs and expenses	23,494	9,896	33,390	20,184
Loss from operations	(7,684)	(8,121)	(15,805)	(13,923)

Other (income) expense:
Change in fair value of warrant and derivative liability	—	—	—	(5,125)
Interest expense, net	2,193	(52)	2,141	3,556
Other (gain) loss	—	(140)	(140)	—
Total other expense (income)	2,193	(192)	2,001	(1,569)
Reorganization items	606	(115,169)	(114,563)	—
(Loss) income after reorganization charges and before provision (benefit) for income taxes	(10,483)	107,240	96,757	(12,354)
Provision (benefit) for income taxes	—	—	—	—
Net (loss) income	$(10,483)	$107,240	$96,757	$(12,354)
Per share information:
Net (loss) income per share of common stock, basic and diluted	$(0.73)	$1.90	$ n/a	$(0.26)
Weighted-average shares outstanding, basic and diluted	14,333,332	56,547,101	n/a	47,303,659